Exhibit 99.1

From: Sierra Pacific Resources	To: PR Newswire, US1
Analyst Contact: Britta Carlson, (702) 402-5624
Media Contact: Karl Walquist, (775) 834-3891
July 25, 2008
Sierra Pacific Resources Reports Second Quarter 2008 Earnings
Las Vegas – Sierra Pacific Resources (NYSE: SRP) today announced consolidated net income applicable to common stock of $36.1 million, or 15 cents per share, for the quarter ended June 30, 2008, compared with net income applicable to common stock of $25.8 million, or 12 cents per share, for the same period in 2007. The improvement in earnings is primarily a result of a rate increase and an increase to allowance for funds used during construction related primarily to the construction of additional generating units at Clark Power Station in Las Vegas and the Tracy Combined Cycle Plant near Reno.
During the first six months of 2008, Sierra Pacific Resources earned $60.2 million, or 26 cents per share, compared with $41.4 million, or 19 cents per share, for the first six months of 2007.
Michael Yackira, president and chief executive officer of Sierra Pacific Resources, said, “We are very pleased that our financial and operating results remain strong as we address the challenges that lie ahead. The current economic downturn is impacting our operations somewhat, but we are pleased that Nevada’s population continues to grow and major resort projects are scheduled to come on line in southern Nevada over the next two years which should improve the economic outlook.
“In keeping with our core strategy, we are focused on efficiency and conservation programs, moving forward with renewable energy development and adding efficient traditional generating facilities,” Yackira added. “Recently, in order to better serve our growing customer base, we’ve added 541 megawatts of baseload generation in northern Nevada and by summer’s end will have added over 600 megawatts of peaking power in southern Nevada. We’ve also announced plans to acquire the 598-megawatt, gas-fired, combined cycle Bighorn Generating Station south of Las Vegas, which we expect to close by year end. These projects are consistent with our strategy to help ensure our customers benefit from reliable service and have less dependence on energy markets outside Nevada.”

Sierra Pacific Resources’ utilities contributed gross margin of $304.2 million for the quarter ended June 30, 2008, an increase of 5.7 percent, compared with $287.8 million in the same period in 2007.
Retail megawatt hour sales were down 6.1 percent and 2 percent at Nevada Power and Sierra Pacific Power respectively for the second quarter 2008 when compared with the second quarter 2007, primarily due to decreased usage driven by cooler weather and a change in customer usage patterns.
Customer growth remains strong with the average number of residential, commercial and industrial electric customers served by Nevada Power increasing by 1.1 percent, 3.1 percent and 3.4 percent, respectively, for the first six-months of 2008 compared with the average customer counts for the same period in 2007. Sierra Pacific Power’s average residential, commercial and industrial electric customers increased by 0.9 percent, 2.4 percent and 2 percent, respectively, for the first six months of 2008 compared with the average customer counts for the first six months of 2007.
The companies expect to file their Quarterly Reports on Form 10-Q for the period ended June 30, 2008, with the Securities and Exchange Commission on or about August 6, 2008, at which time the Form 10-Q reports will be available without charge through the EDGAR system at the SEC’s website. The Form 10-Q reports will also be posted on Sierra Pacific Resources’ website, http://www.sierrapacificresources.com.
Webcast Scheduled for 7 a.m. PDT Today
Senior management of Sierra Pacific Resources will review the company’s second quarter 2008 financial results, regulatory issues and other matters during a conference call and live webcast today, July 25, at 7 a.m. Pacific Daylight Time.
The webcast will be accessible on the Sierra Pacific Resources website:
www.sierrapacificresources.com.
An archived version of the webcast will remain on the Sierra Pacific Resources’ website for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701, and international callers should dial (320) 365-3844. Use the conference call access code, 953877, to listen to the recording.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for Las Vegas and surrounding areas, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra

Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries, the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and the discretion of Sierra Pacific Resources’ Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in Sierra Pacific Resources’ and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, economic conditions both nationally and regionally, changes in the rate of industrial, commercial and residential growth in their service territories, unfavorable rulings in their pending and future regulatory filings, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company, financial market conditions, changes in environmental laws and regulations, and construction risks. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 and their Annual Reports on Form 10-K and/or Form 10-K/A for the year ended December 31, 2007, each filed with the SEC. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights
(Dollars in thousands, except per share amounts)
(Unaudited)
Sierra Pacific Resources

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating revenues	$838,794	$851,894	$1,643,845	$1,608,325
Other operating expenses	$98,647	$92,268	$190,322	$177,015
Maintenance	$21,472	$30,633	$44,594	$54,378
Depreciation and amortization	$64,341	$59,678	$126,411	$115,911
Income taxes	$12,928	$7,244	$21,547	$6,489
Taxes other than income	$12,658	$11,640	$26,565	$24,619

Operating income	$94,201	$86,431	$171,014	$148,361

Other income (expenses):
Allowance for other funds used during construction	$13,113	$6,612	$25,070	$13,179
Income taxes	$(4,099)	$(4,675)	$(12,188)	$(16,058)

Interest charges (net of AFUDC)	$67,300	$70,617	$135,804	$140,286
Preferred stock dividend requirements	$—	$—	$—	$—

Net Income Applicable to Common Stock	$36,134	$25,754	$60,192	$41,361

Amount per share basic and diluted - Net income applicable to common stock	$0.15	$0.12	$0.26	$0.19

Weighted Average Shares of Common Stock Outstanding:
Basic -	233,992,721	221,412,345	233,914,046	221,329,347

Diluted -	234,519,562	221,821,195	234,420,336	221,738,312

Capital Structure

	June 30, 2008		June 30, 2007
Current maturities of long-term debt	$10,298	0.1%	$109,092	1.5%
Long-term debt	4,451,781	59.5%	4,291,833	60.7%

Total Debt	$4,462,079	59.6%	$4,400,925	62.2%

Common shareholders’ equity	$3,024,027	40.4%	$2,673,234	37.8%

Total Capitalization (including current maturities of long-term debt)	$7,486,106	100.0%	$7,074,159	100.0%

Nevada Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating revenues	$570,223	$575,108	$1,039,395	$993,273
Other operating expenses	$62,617	$55,162	$119,712	$106,001
Maintenance	$13,608	$20,319	$30,258	$37,783
Depreciation and amortization	$42,323	$38,833	$82,953	$74,594
Income taxes	$12,865	$8,654	$14,997	$442
Taxes other than income	$7,427	$6,692	$15,749	$14,426

Operating income	$67,067	$61,228	$107,864	$89,196

Other income (expenses):
Allowance for other funds used during construction	$7,692	$3,247	$14,550	$6,345
Carrying charge for Lenzie	$—	$5,998	$—	$16,080
Reinstated interest on deferred energy	$—	$—	$—	$11,076
Income taxes	$(3,131)	$(3,553)	$(7,522)	$(14,131)

Interest charges (net of AFUDC)	$40,988	$44,268	$82,461	$88,260

Net Income	$33,175	$23,604	$41,146	$28,186

Capital Structure

	June 30, 2008		June 30, 2007
Current maturities of long-term debt	$8,636	0.1%	$7,449	0.2%
Long-term debt	2,664,929	51.2%	2,655,630	54.6%

Total Debt	$2,673,565	51.3%	$2,663,079	54.8%

Common shareholder’s equity	$2,534,866	48.7%	$2,200,590	45.2%

Total Capitalization (including current maturities of long-term debt)	$5,208,431	100.0%	$4,863,669	100.0%

Sierra Pacific Power

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating revenues	$268,567	$276,734	$604,439	$614,733
Other operating expenses	$34,765	$35,994	$68,270	$68,842
Maintenance	$7,864	$10,314	$14,336	$16,595
Depreciation and amortization	$22,018	$20,845	$43,458	$41,317
Income taxes	$3,952	$2,686	$13,611	$11,046
Taxes other than income	$5,198	$4,902	$10,726	$10,088

Operating Income	$24,539	$22,213	$58,508	$56,124

Other income (expenses):
Allowance for other funds used during construction	$5,421	$3,365	$10,520	$6,834
Income taxes	$(953)	$(1,282)	$(4,527)	$(2,493)

Interest charges (net of AFUDC)	$15,879	$15,454	$32,466	$30,237
Dividend requirements of preferred stock	$—	$—	$—	$—

Net Income	$10,849	$10,008	$35,133	$31,976

Capital Structure

	June 30, 2008		June 30, 2007
Current maturities of long-term debt	$1,662	0.1%	$101,643	4.8%
Long-term debt	1,261,788	55.8%	1,085,764	51.6%

Total Debt	$1,263,450	55.9%	$1,187,407	56.4%

Common shareholder’s equity	$998,221	44.1%	$916,994	43.6%

Total Capitalization (including current maturities of long-term debt)	$2,261,671	100.0%	$2,104,401	100.0%

Gross margin is presented by Nevada Power Company and Sierra Pacific Power Company in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
Nevada Power Company and Sierra Pacific Power Company believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which Nevada Power Company and Sierra Pacific Power Company calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every three years) and reflect Nevada Power Company and Sierra Pacific Power Company’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in thousands)
(Unaudited)
Nevada Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Revenues:
Electric	$570,223	$575,108	$1,039,395	$993,273

Energy Costs:
Purchased Power	$164,087	$175,716	$257,837	$271,310
Fuel for power generation	209,920	140,773	373,941	304,858
Deferral of energy costs-net	(9,691)	67,731	36,084	94,663

	$364,316	$384,220	$667,862	$670,831

Gross Margin	$205,907	$190,888	$371,533	$322,442

Sierra Pacific Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Revenues:
Electric	$236,415	$245,356	$486,693	$498,235
Gas	32,152	31,378	117,746	116,498

	$268,567	$276,734	$604,439	$614,733

Energy Costs:
Purchased Power	$97,363	$86,309	$187,469	$169,619
Fuel for power generation	60,705	51,285	118,292	115,354
Deferral of energy costs-electric-net	(11,695)	18,770	(3,188)	32,631
Gas purchased for resale	27,632	19,862	94,528	91,508
Deferral of energy costs-gas-net	(3,774)	3,554	(1,571)	1,609

	$170,231	$179,780	$395,530	$410,721

Energy Costs by Segment:
Electric	$146,373	$156,364	$302,573	$317,604
Gas	23,858	23,416	92,957	93,117

	$170,231	$179,780	$395,530	$410,721

Gross Margin by Segment:
Electric	$90,042	$88,992	$184,120	$180,631
Gas	8,294	7,962	24,789	23,381

	$98,336	$96,954	$208,909	$204,012